PRELIMINARY – SUBJECT TO CHANGE AND REVIEW SECTION 1 Transaction Overview 2 STRICTLY PRIVATE AND CONFIDENTIAL

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW

Morgan Stanley

Review of Proposed Transaction

Selected Terms Based on Draft Agreements as of February 24, 2025 (Subject to Change)

Proposed Transaction	• Saturn to acquire 100% of the fully diluted common equity of Blazing Star, excluding the shares held by the Executive Chairman (herein referred to as "SP")
Consideration to Non-SP Shareholders	• At closing, non-SP shareholders will receive the following: 1) $11.45 per share in cash and 2) a Divested Asset Proceed Right ("DAP Right") that entitles each holder to up to an additional $3.00 per share for a total consideration of up to $14.45 per share
Divested Asset Proceed Right ("DAP Right")	• Value based on potential net proceeds from the monetization of retained VillageMD markets, Summit, and CityMD (the "Businesses") • Proceeds from monetization to be split 70% / 30% between Blazing Star shareholders and Saturn • Total potential proceeds to Blazing Star shareholders capped at $3.00 per share • Term: 4 years post closing. At end of term, Saturn can elect to 1) make a payment to the holders of the DAP Right based on the FMV of the remaining assets as determined by an independent investment bank or 2) extend the term for another 1 year • Committee, which will include one rep for Saturn, SP and Blazing Star, to ensure the Businesses are run in the ordinary course and to oversee any sales process • DAP Right will not be transferable / tradable (1)
SP Participation	• SP currently owns ~17% of the fully diluted shares outstanding of Blazing Star • SP will roll 100% of existing shares into post closing Blazing Star and is expected to own [~X%] of that entity, and will also invest an additional amount of cash (to be determined) • SP will also enter into a customary voting agreement
Go-Shop and Related Provisions	• Go Shop Period: 45 days from signing • Match Rights: Ability to match within 4 business days of notice of a superior proposal, extended 2 business days if material changes or amendments are made to the proposal • Company Termination Fee: 1.5% of Blazing Star equity value if termination in connection with Go-Shop; 3.0% of Blazing Star equity value in any other circumstance
Parent Termination Fee	• To be 6.5% of Blazing Star equity value

Source: Blazing Star Management

Note:

1. Other than pursuant to a Permitted Transfer under the DAP Right agreement

TRANSACTION OVERVIEW 3

STRICTLY PRIVATE AND CONFIDENTIAL

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW

Morgan Stanley

Review of Proposed Transaction (Cont'd)

Summary of Key Transaction Statistics

Adjustments to Aggregate Value[1]	
WC Normalization	709
Opioid Liability	3,874
Dark Rent	2,543
After-Tax Everly Settlement	469
Pension Liability	448
Cencora Investment	(593)
[***]	
Other Investments	(416)
Total Adjustments	**6,828**

	Metric	Unaffected Spot (2/14/2025)	Upfront Cash	Upfront Cash + Nominal Value of DAP Right	Upfront Cash + NPV of DAP Right[2]	
					Low NPV Value	High NPV Value
Cash Consideration		$9.70	$11.45	$11.45	$11.45	$11.45
Value of DAP Right		--	--	$3.00	$1.00	$1.68
Total Value Per Share		**$9.70**	**$11.45**	**$14.45**	**$12.45**	**$13.13**
Premiums to:						
Current Spot (2/26/2025)	$11.04	(12.1%)	3.7%	30.9%	12.7%	18.9%
Unaffected Spot (2/14/2025)	$9.70	0.0%	18.0%	49.0%	28.3%	35.4%
Pre-Speculation Spot (12/9/2024)[3]	$8.85	9.6%	29.4%	63.3%	40.6%	48.4%
30-Day Unaffected VWAP	$10.91	(11.1%)	5.0%	32.4%	14.1%	20.4%
60-Day Unaffected VWAP	$10.20	(4.9%)	12.2%	41.6%	22.0%	28.7%
90-Day Unaffected VWAP	$10.03	(3.3%)	14.2%	44.1%	24.1%	31.0%
LTM High (3/28/2024)	$22.05	(56.0%)	(48.1%)	(34.5%)	(43.6%)	(40.4%)
LTM Low (11/21/2024)	$8.08	20.0%	41.7%	78.8%	54.0%	62.5%
Median Price Target	$11.00	(11.8%)	4.1%	31.4%	13.1%	19.4%
Total Value Per Share		$9.70	$11.45	$14.45	$12.45	$13.13
(x) Fully Diluted Shares Outstanding		889.1	889.1	889.1	889.1	889.1
Equity Value		**8,624**	**10,180**	**12,848**	**11,066**	**11,676**
(+) Debt[4]		9,056	9,056	9,056	9,056	9,056
(-) Cash[4]		(1,740)	(1,740)	(1,740)	(1,740)	(1,740)
Aggregate Value		**15,941**	**17,497**	**20,164**	**18,382**	**18,992**
(+) Adjustments to Aggregate Value		6,828	6,828	6,828	6,828	6,828
Adjusted Aggregate Value		**22,769**	**24,325**	**26,992**	**25,210**	**25,820**
Implied Multiples[5]						
Adj. AV / LTM Consolidated Adj. EBITDA	3,662[6]	6.2x	6.6x	7.4x	6.9x	7.1x
Adj. AV / CY2025 Consolidated Adj. EBITDA	3,602[7]	6.3x	6.8x	7.5x	7.0x	7.2x
CY 2025 P/E	$1.65	5.9x	6.9x	8.7x	7.5x	7.9x
CY 2026 P/E	$1.48	6.6x	7.7x	9.8x	8.4x	8.9x

Source: Blazing Star Management, Broker Reports, Capital IQ as of February 26, 2025

Notes:

1. Based on Blazing Star management assumptions and direction. Further detail provided on page 11
2. Refer to analysis on page 5
3. Closing price prior to 12/10/24 WSJ article regarding a possible transaction with Saturn
4. Debt and cash per 11/30/2024 balance sheet; cash includes $295MM of Cencora monetization and $254MM of proceeds from sale of Brightspring per Blazing Star Management
5. Multiples calculated based on Management Case
6. LTM EBITDA excludes $351MM of Cencora equity earnings and $149MM of SLB gain
7. CY2025 EBITDA excludes ~$126MM of Cencora equity earnings

TRANSACTION OVERVIEW 4

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Morgan Stanley

Illustrative Valuation of DAP Right

Based on Blazing Star Management Case for the Businesses

Key Assumptions:

- Asset perimeter represents certain legacy VMD markets, Summit Health and CityMD
- Maximum proceeds for Blazing Star capped at $3 / share [5]
- Blazing Star shareholders entitled to 70% of net proceeds
- At direction of management, assumes sale in December 2027
- Proceeds discounted to valuation date of 2/28/2025
- Discount rate based on Blazing Star Wholeco WACC
- Does not take into account asset funding, shareholder level tax consequences, liquidity discounts or trading dynamics associated with the DAP Right

Summary of Selected Provider Precedent Transactions [6]:

- Reviewed 23 transactions where information is publicly available


22.7x
9.2x
12.6x
13.5x
Low
High
Median
Mean

Illustrative Economics to Blazing Star Shareholders

$MM, unless otherwise stated

	Management Operating Plan			Management Extrapolations
Calendar Year Ending December 31	**2025E**	**2026E**	**2027E**	**2028E**
Revenue	5,625	5,032	5,264	5,522
% Growth		*14.0%*	*4.6%*	*4.9%*
Adj. EBITDA	(30)	105	191	256
% Margin	*(0.5%)*	*2.1%*	*3.6%*	*4.6%*
Cash from Sale of Select VMD Assets [1]	84	–	–	–
Unlevered Free Cash Flow [1]	(253)	(77)	3	72
Cumulative Cash Flow	**(169)**	**(246)**	**(243)**	**(171)**
Illustrative Sale Economics				
Gross Purchase Price at 13x LTM EBITDA		1,368	2,489	3,332
(-) Transaction Expenses [2]		(21)	(37)	(50)
(-) Taxes		–	–	–
(+) Cumulative Cash Flow		(246)	(243)	(171)
Net Proceeds		1,101	2,208	3,111
Value to Blazing Star Shareholders				
Allocation of Net Proceeds (70% of Net Proceeds) [3]		771	1,546	2,178
Nominal Value Per Share		$0.87	$1.74	$2.45
Present Value Per Share at 9.6% Discount Rate		**$0.73**	**$1.34**	**$1.72**

Sensitivity Analysis on Present Value per Share [4]

Assumed LTM AV/EBITDA Sale Multiple	**2026E Exit**	**2027E Exit**	**2028E Exit**
10.0x	$0.53	$1.00	$1.30
13.0x	$0.73	$1.34	$1.72
16.0x	$0.94	$1.68	$2.11

Low / High NPV of DAP Right as presented on page 4

Notes:
1. CY2025E includes Cash from Sale of Select VMD Assets and Unlevered Free Cash Flow received between 11/30/2024 and 12/31/2025
2. Transaction expenses assumed equal to 1.5% of gross purchase price
3. Blazing Star shareholders receive 70% of proceeds at time of sale per DAP Right Agreement
4. Valuation date of 2/28/2025. Illustrative transaction close of 12/31; Assumes proceeds are discounted at mid-point Blazing Star WACC of 9.6%
5. Per fully diluted share count of 889.1 as of 11/30/2025. Per share values based on BSO of 864MM based on 10Q 2025 company filings and 18MM of RSUs and 7MM of PSUs
6. Further detail provided on page 33

TRANSACTION OVERVIEW 5

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PRELIMINARY – SUBJECT TO CHANGE AND REVIEW SECTION 2 Review of Financial Analysis 6 STRICTLY PRIVATE AND CONFIDENTIAL

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW Basis of Presentation • Morgan Stanley has conducted a multi-criteria financial analysis of Blazing Star • Morgan Stanley assumed and relied, without independent verification, upon the accuracy and completeness of all financial information and data provided General • Morgan Stanley has considered the results of all analyses undertaken and assessed as a whole, and did not draw, in Approach isolation, conclusions from or with regard to any one factor or method of analysis • Certain market data for Blazing Star presented as of February 14, 2025, (“Unaffected Date”), the last trading date before market speculation of a revived transaction • All other market data presented as of February 26, 2025, unless otherwise noted • Blazing Star has directed Morgan Stanley to base its analysis on management’s latest projections provided on February 26, 2025 (referred to herein as the “Management Case”), which reflects the board approved plan for FY2025-FY2027 (adjusted as described below) and extrapolations for FY2028-2029 that have been approved by Blazing Star management for use by Morgan Stanley • The FY2025-FY2027 plan has been adjusted by management to reflect: Blazing Star – Updates to FY2025 based on Q1 FY25 results and recent business trends / developments Management – Modified assumptions regarding the treatment of legacy VillageMD markets, Summit and CityMD (analysis reflects Financials and Balance 100% ownership of VillageMD economics) Sheet Inputs – Monetization of certain Legacy VillageMD and Summit markets • Analysis based on actual reported Q1 FY25 balance sheet as of November 30, 2024 • In addition, Management has provided assumptions and direction to Morgan Stanley regarding the treatment of certain non-operating assets and liabilities for use in its analysis – Present value of net liabilities is ~$6.8Bn as summarized on page 11 DAP Right • At direction of management, analysis assumes Businesses are sold to a third-party acquirer in December 2027 Treatment REVIEW OF FINANCIAL ANALYSIS 7 STRICTLY PRIVATE AND CONFIDENTIAL

Bridge to LTM Adj. EBITDA FY2024 FY2025 PRELIMINARY – SUBJECT TO CHANGE AND REVIEW Q2 Q3 Q4 Q1 LTM EBITDA 1,310 1,018 837 998 4,162 (-) Cencora Earnings (101) (101) (82) (67) (351) (-) SLB Gain -- -- (149) -- (149) Summary of Blazing Star Financials Adj. EBITDA 1,209 917 606 931 3,662 Forecasts Based on Management Case (Consolidated) | Fiscal Year Ending Aug 31 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E Historical Management Case FY'24A - FY'29E CAGR (%) Management Operating Plan Management Extrapolations Revenue ($MM) USRP 109,078 110,314 115,778 122,104 120,760 125,156 128,911 132,778 2.8% International 21,830 22,198 23,552 24,071 25,380 26,613 27,678 28,785 4.1% US Healthcare 1,795 6,570 8,345 8,414 7,793 8,404 8,992 9,501 2.6% Corporate 0 (0) (16) (4) (4,059) (4,256) (4,384) (4,515) NM Total 132,703 139,081 147,658 154,584 149,874 155,917 161,197 166,548 2.4% USRP as a % of Total 82.2% 79.3% 78.4% 79.0% 80.6% 80.3% 80.0% 79.7% Revenue Growth (%) USRP 1.1% 5.0% 5.5% (1.1%) 3.6% 3.0% 3.0% International 1.7% 6.1% 2.2% 5.4% 4.9% 4.0% 4.0% US Healthcare 266.0% 27.0% 0.8% (7.4%) 7.8% 7.0% 5.7% Corporate NM NM NM NM 4.9% 3.0% 3.0% Total 4.8% 6.2% 4.7% (3.0%) 4.0% 3.4% 3.3% Adj. EBITDA ($MM) USRP Excl. Equity Earnings in Cencora 5,682 4,508 3,022 2,216 2,218 2,313 2,383 2,454 (4.1%) International 1,049 1,224 1,126 1,151 1,240 1,312 1,365 1,419 4.7% US Healthcare (312) (376) 66 320 665 891 1,076 1,203 78.9% Equity Earnings in Cencora 418 252 213 181 16 -- -- -- Corporate (173) (155) (163) (158) (377) (381) (381) (381) NM Total 6,664 5,453 4,263 3,710 3,763 4,136 4,442 4,696 2.0% USRP Excl. Equity Earnings in Cencora 85.3% 82.7% 70.9% 59.7% 59.0% 55.9% 53.6% 52.3% as a % of Total Adj. EBITDA Margin (%) USRP Excl. Equity Earnings in Cencora 5.2% 4.1% 2.6% 1.8% 1.8% 1.8% 1.8% 1.8% International 4.8% 5.5% 4.8% 4.8% 4.9% 4.9% 4.9% 4.9% US Healthcare (17.4%) (5.7%) 0.8% 3.8% 8.5% 10.6% 12.0% 12.7% Corporate NM NM NM NM 9.3% 9.0% 8.7% 8.4% Total 5.0% 3.9% 2.9% 2.4% 2.5% 2.7% 2.8% 2.8% Adj. EPS ($) $5.04 $3.98 $2.88 $1.77 $1.43 $1.59 $1.77 Source: Blazing Star Management REVIEW OF FINANCIAL ANALYSIS 8 STRICTLY PRIVATE AND CONFIDENTIAL

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

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Morgan Stanley

Summary of Management Cash Flow Forecast

Blazing Star Management Case

Unlevered Free Cash Flow Build

$MM, unless otherwise stated

	Management Operating Plan			Management Extrapolations	
Fiscal Year Ending August 31	**Q2-Q4 2025E**	**2026E**	**2027E**	**2028E**	**2029E**
Revenue	**115,146**	**149,874**	**155,917**	**161,197**	**166,548**
% YoY Growth		*(3.0%)*	*4.0%*	*3.4%*	*3.3%*
Consolidated Adj. EBITDA (1)	**2,750**	**3,763**	**4,136**	**4,442**	**4,696**
% Margin	*2.4%*	*2.5%*	*2.7%*	*2.8%*	*2.8%*
(-) Depreciation	(1,116)	(1,560)	(1,569)	(1,591)	(1,612)
(-) Stock-Based Compensation	(144)	(259)	(274)	(286)	(297)
(-) Non-GAAP Cash Expenses (2)	(264)	(215)	(163)	(125)	(114)
Adj. EBITA excl. Non-GAAP Expenses	**1,226**	**1,728**	**2,130**	**2,441**	**2,672**
% Margin	*1.1%*	*1.2%*	*1.4%*	*1.5%*	*1.6%*
(-) Taxes	(259)	(327)	(481)	(552)	(604)
% Effective Tax Rate	*21.1%*	*18.9%*	*22.6%*	*22.6%*	*22.6%*
NOPAT	**967**	**1,402**	**1,648**	**1,889**	**2,068**
(+) Depreciation	1,116	1,560	1,569	1,591	1,612
(-) Capital Expenditures	(859)	(1,163)	(1,210)	(1,172)	(1,176)
(+) (Increase) / Decrease in NWC	1,727	527	194	(54)	(30)
[***]					
[***]					
(+) After-Tax Non-Dark Rent ROU Lease Assets	(33)	(33)	(18)	–	–
(+) After-Tax Legal Settlements (excl. Opioids and Everly)	(173)	(20)	(19)	–	–
[***]					
(-) UK Pension Contribution	–	(437)	–	–	–
(-) Other (3)	141	(109)	(57)	–	–
Unlevered Free Cash Flow	**3,174**	**1,862**	**1,876**	**2,179**	**2,399**

Source: Blazing Star Management

Notes:
1. Adj. EBITDA assumes 100% ownership of VMD Markets, Summit and CityMD given default under VillageMD's Secured Loan from Blazing Star and subsequent forbearance agreement
2. Includes Legal, Severance, Consultant, Transformational Cost Management, Acquisition, Impairment and Other costs
3. Includes treasury, FX, anti-dilutive share purchase, among other

REVIEW OF FINANCIAL ANALYSIS 10

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Morgan Stanley

Blazing Star Downside Sensitivity Analysis

Blazing Star Management Case | Potential Impact of Other Liabilities

Other Liabilities:

- There are potential liabilities related to the outstanding IRS tax dispute and DOJ lawsuit that have not been explicitly factored into the analysis but represent additional potential downside to Blazing Star shareholders
- **Tax:** The IRS is seeking **$2.7 billion** for unpaid taxes due to alleged issues over transfer pricing. The taxes relate to Blazing Star's acquisition of the remaining stake in Boots
- **DOJ:** On 1/17/25 the DOJ announced that it had filed suit against Blazing Star, alleging the company knowingly dispensed millions of unlawful prescriptions in violation of the Controlled Substances Act (CSA), and sought reimbursement for these Rx from federal health care programs in violation of the False Claims Act (FCA). The DOJ's press release notes that if held liable, Blazing Star would face civil penalties of up to $80.9k for each unlawful prescription filled in violation of the CSA
  - Selected sellside analysts currently estimate this liability between **$1.0Bn – $2.5Bn**

Downside Sensitivity on DCF Value

$ / Share, unless otherwise stated

		Implied DCF Value [1]		
Assumed NPV of Other Liabilities ($MM)	Illustrative Value Impact Per Share [2]	Low	Mid	High
--	--	$11.70	$15.75	$20.00
500	($0.56)	$11.14	$15.19	$19.43
1,000	($1.12)	$10.58	$14.62	$18.87
1,500	($1.69)	$10.02	$14.06	$18.31
2,000	($2.25)	$9.45	$13.50	$17.75
2,500	($2.81)	$8.89	$12.94	$17.18
3,000	($3.37)	$8.33	$12.38	$16.62

Source: Blazing Star Management

Notes:
1. Assumes valuation date of 2/28/2025; Discounting based on WACC range of 9.0% - 10.3%; Terminal AV / EBITDA multiple range of 5.0x – 7.0x
2. Per fully diluted share count of 889.1 as of 11/30/2025. Per share values based on BSO of 864MM based on 10Q 2025 company filings and 18MM of RSUs and 7MM of PSUs

REVIEW OF FINANCIAL ANALYSIS 14

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PRELIMINARY – SUBJECT TO CHANGE AND REVIEW APPENDIX Supplementary Materials 15 STRICTLY PRIVATE AND CONFIDENTIAL

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

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Morgan Stanley

Perspectives on Current Market Capitalization

Market Data as of Unaffected Date of February 14, 2025 | Balance Sheet as of November 30, 2024

Aggregate Value Walk [1]	Street View Customary Adjustments	Street View Additional Adjustments	Inside View
Share Price as of Unaffected Date of February 14, 2025	$9.70	$9.70	$9.70
FDSO	889	889	889
Equity Value	**8,624**	**8,624**	**8,624**
(+) Gross Debt	9,056	9,056	9,056
(-) Cash and Cash Equivalents [2]	(1,740)	(1,740)	(1,740)
(+) Net Debt	7,316	7,316	7,316
(+) Working Capital Normalization	--	--	709
(+) Opioid Liability [3]	--	3,000	3,874
(+) Dark Rent [4]	--	2,300	2,543
(+) After-Tax Everly Settlement [5]	--	469	469
(+) Pension Liability	--	448	448
(+) NCI Adjustment [6]	1,332	1,332	--
(-) Cencora Investment	(593)	(593)	(593)
[***]			
(-) Other Investments	(416)	(416)	(416)
Aggregate Value	**16,057**	**22,275**	**22,769**
AV Implied Metrics			
LTM 11/30/2024 Consolidated Adj. EBITDA ($3,662MM) [8]	4.4x	6.1x	6.2x
AV / CY2025E Consolidated Adj. EBITDA per Street Consensus ($3,137MM)	5.1x	7.1x	7.3x
AV / CY2025E Consolidated Adj. EBITDA per Management ($3,602MM) [9]	n.a.	n.a.	6.3x

Source: Capital IQ as of Unaffected Date of February 14, 2025, Company Filings, Blazing Star Management

Notes:
1. Street view includes standard bridging items (i.e. cash and debt, etc.). Select adjustments based on publicly available information. Inside view reflects incremental information provided by Blazing Star Management
2. Total cash and cash equivalents includes $295MM of Cencora monetization and $254MM of proceeds from sale of Brightspring per Blazing Star management
3. Opioid liability recognized by selected analysts and rating agencies as a $3.0Bn debt-like item
4. Blazing Star estimated $2.2Bn-$2.4Bn costs associated with store closures in August 31, 2024 10-K
5. Tax affected per FY2025E adjusted effective tax rate of 21.1%. Settlement agreement filed in February 25, 2025 8K
6. Inside View assumes 100% ownership of VMD Markets, Summit and CityMD given default under VillageMD's Secured Loan from Blazing Star and subsequent forbearance agreement
7. [***]
8. LTM EBITDA excludes $351MM of Cencora equity earnings and $149MM of SLB gain
9. CY2025 EBITDA excludes ~$126MM of Cencora equity earnings

SUPPLEMENTARY MATERIALS 16

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1b SOTP Analysis | US Retail & International Public Comparable Companies by Segment (1)(2)

	Agg. Value	Market Cap	Revenue		EBITDA		CY2024 – CY2026E CAGR(3)			EBITDA Margin		AV / EBITDA		P/E		Lease Adjusted Net Debt
			CY2025E	CY2026E	CY2025E	CY2026E	Revenue	EBITDA	EPS	CY2025E	CY2026E	CY2025E	CY2026E	CY2025E	CY2026E	2024 EBITDAR (7)
CVS (4)	145,407	81,697	387,885	409,825	15,862	17,607	4.8%	10.0%	12.0%	4.1%	4.3%	9.2x	8.3x	10.9x	9.4x	4.6x
Other US Retail																
Target	72,058	57,497	109,132	113,121	8,818	9,375	3.1%	5.7%	8.3%	8.1%	8.3%	8.2x	7.7x	13.3x	12.2x	2.1x
Kroger (5)	57,403	47,015	149,333	152,764	8,043	8,307	1.7%	3.0%	6.9%	5.4%	5.4%	7.1x	6.9x	13.3x	12.6x	2.0x
Dollar General	22,155	16,357	42,315	44,316	2,996	3,189	4.5%	5.5%	6.2%	7.1%	7.2%	7.4x	6.9x	12.4x	11.4x	3.6x
Albertsons	19,782	12,163	81,266	82,913	3,963	4,044	1.8%	(0.3%)	(1.4%)	4.9%	4.9%	5.0x	4.9x	9.3x	8.8x	2.5x
Dollar Tree	18,769	16,016	31,971	33,286	2,853	3,074	3.9%	7.4%	12.8%	8.9%	9.2%	6.6x	6.1x	12.2x	10.8x	2.0x
Mean			**82,803**	**85,280**	**5,335**	**5,598**	**3.0%**	**4.3%**	**6.6%**	**6.9%**	**7.0%**	**6.9x**	**6.5x**	**12.1x**	**11.1x**	**2.5x**
Median			**81,266**	**82,913**	**3,963**	**4,044**	**3.1%**	**5.5%**	**6.9%**	**7.1%**	**7.2%**	**7.1x**	**6.9x**	**12.4x**	**11.4x**	**2.1x**
Blazing Star US Retail	**–**	**–**	**121,656**	**122,226**	**2,342**	**2,261**	**1.8%**	**(12.5%)**	**–**	**1.9%**	**1.8%**	**–**	**–**	**–**	**–**	
International																
Tesco	37,727	32,634	90,796	92,927	5,094	5,299	2.6%	5.3%	10.4%	5.6%	5.7%	7.4x	7.1x	13.1x	12.0x	2.5x
Ulta	17,119	17,098	11,649	12,260	1,669	1,798	4.3%	1.3%	4.5%	14.3%	14.7%	10.3x	9.5x	15.6x	14.0x	0.9x
Marks & Spencer (6)	8,681	9,556	17,977	18,616	1,594	1,672	3.9%	6.4%	9.2%	8.9%	9.0%	5.4x	5.2x	11.6x	10.7x	1.5x
Fielmann	3,339	3,689	2,592	2,722	456	500	6.8%	13.6%	18.9%	17.6%	18.4%	7.3x	6.7x	18.4x	16.5x	0.4x
Mean			**30,754**	**31,631**	**2,203**	**2,317**	**4.4%**	**6.7%**	**10.7%**	**11.6%**	**11.9%**	**7.6x**	**7.1x**	**14.7x**	**13.3x**	**1.3x**
Median			**14,813**	**15,438**	**1,632**	**1,735**	**4.1%**	**5.8%**	**9.8%**	**11.6%**	**11.8%**	**7.4x**	**6.9x**	**14.4x**	**13.0x**	**1.2x**
Blazing Star International	**–**	**–**	**24,507**	**25,791**	**1,181**	**1,264**	**4.3%**	**5.6%**	**–**	**4.8%**	**4.9%**	**–**	**–**	**–**	**–**	

Sources: Company filings, Capital IQ as of February 26, 2025, Blazing Star Management Case, Moody's

Notes:
1. Multiples for IFRS reporters shown on a U.S. GAAP basis for comparability; aggregate values are net of capital leases, and estimated rent is deducted from EBITDA
2. Blazing Star figures represent Management Case, converted to calendar year basis using weighted average, and are as of the Unaffected Price date of February 14, 2025. Segment figures unburdened for corporate eliminations
3. 2024A for companies that have reported 2024 results, 2024E for remainder
4. CVS cash adjusted to only include cash held at the parent company level or by nonrestricted subsidiaries; pro forma for $3Bn NPV of Opioid liability per Moody's
5. Pro forma for $1.1Bn opioid settlement commitments per company filings
6. Excluding the 50% stake in the Ocado Retail JV (carrying value as at Sep-24: £655MM)
7. Rent expense for US GAAP reporters is estimated by using latest available annual lease costs, excluding finance leases

SUPPLEMENTARY MATERIALS 22

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Morgan Stanley

1b SOTP Analysis | Healthcare Public Comparable Companies by Segment

	Agg.	Market	Revenue			EBITDA			CY'24 - CY'26E CAGR			EBITDA Margin		AV / Revenue		AV / EBITDA		P / E	
Company	Value	Cap.	2024	2025	2026	2024	2025	2026	Revenue	EBITDA	EPS	2025	2026	2025	2026	2025	2026	2025	2026
US Healthcare																			
IQVIA	46,076	34,140	15,405	15,900	16,927	3,684	3,821	4,100	4.8%	5.5%	9.1%	24.0%	24.2%	2.9x	2.7x	12.1x	11.2x	16.1x	14.4x
Icon plc	18,841	15,991	8,282	8,354	8,813	1,736	1,680	1,828	3.2%	2.6%	6.1%	20.1%	20.7%	2.3x	2.1x	11.2x	10.3x	14.0x	12.4x
Encompass	12,521	10,109	5,373	5,853	6,365	1,104	1,183	1,290	8.8%	8.1%	9.7%	20.2%	20.3%	2.1x	2.0x	10.6x	9.7x	20.6x	18.6x
Medpace	10,037	10,706	2,109	2,159	2,361	480	475	524	5.8%	4.5%	5.8%	22.0%	22.2%	4.6x	4.3x	21.1x	19.1x	26.7x	24.0x
OptionCare[1]	6,384	5,548	4,998	5,330	5,815	444	456	505	7.9%	6.6%	14.6%	8.5%	8.7%	1.2x	1.1x	14.0x	12.7x	23.8x	20.5x
BrightSpring[2]	6,120	4,258	11,226	11,871	13,282	586	551	619	8.8%	2.7%	17.9%	4.6%	4.7%	0.5x	0.5x	11.1x	9.9x	34.5x	23.6x
Concentra	4,310	2,916	1,900	2,046	2,140	375	413	446	6.1%	9.0%	4.9%	20.2%	20.8%	2.1x	2.0x	10.4x	9.7x	17.5x	14.9x
LifeStance	3,061	2,874	1,238	1,391	1,578	111	126	162	12.9%	21.2%	NM	9.0%	10.3%	2.2x	1.9x	24.3x	18.9x	NM	NM
Privia	2,777	3,152	2,901	3,221	3,589	89	107	128	11.2%	19.7%	182.9%	3.3%	3.6%	0.9x	0.8x	26.1x	21.8x	27.2x	22.9x
Fortrea	2,448	1,411	2,704	2,729	2,871	221	280	330	3.0%	22.4%	84.4%	10.2%	11.5%	0.9x	0.9x	8.8x	7.4x	11.7x	8.6x
Aveanna	2,265	864	2,004	2,108	2,219	169	182	195	5.2%	7.4%	332.8%	8.6%	8.8%	1.1x	1.0x	12.5x	11.6x	54.9x	28.2x
AstranaHealth	1,679	1,793	1,987	2,637	3,126	170	208	249	25.4%	21.0%	(100.0%)	7.9%	8.0%	0.6x	0.5x	8.1x	6.7x	16.4x	NA
US Physical Therapy[3]	1,438	1,337	671	737	782	82	93	100	7.9%	10.8%	20.8%	12.6%	12.8%	2.0x	1.8x	15.5x	14.3x	30.2x	27.2x
Agilon	1,166	1,469	6,061	6,033	6,829	(154)	(75)	(18)	6.2%	NM	NM	NM	NM	0.2x	0.2x	NM	NM	NM	NM
Enhabit	905	426	1,036	1,073	1,118	99	103	108	3.9%	4.1%	20.6%	9.6%	9.6%	0.8x	0.8x	8.7x	8.4x	28.8x	25.4x
Definitive Healthcare	758	627	250	240	250	78	67	72	(0.1%)	(3.9%)	(2.5%)	28.0%	28.9%	3.2x	3.0x	11.3x	10.5x	17.3x	15.6x
InnoVage[4]	486	461	807	895	989	21	39	60	10.8%	67.7%	NM	4.3%	6.0%	0.5x	0.5x	12.5x	8.2x	54.0x	NA
Median	**2,777**	**2,874**	**2,109**	**2,637**	**2,871**	**170**	**208**	**249**	**6.2%**	**7.8%**	**12.2%**	**9.9%**	**10.9%**	**1.2x**	**1.1x**	**11.7x**	**10.4x**	**23.8x**	**20.5x**
Average	**7,134**	**5,769**	**4,056**	**4,269**	**4,650**	**547**	**571**	**629**	**7.8%**	**13.1%**	**43.4%**	**13.3%**	**13.8%**	**1.7x**	**1.5x**	**13.6x**	**11.9x**	**26.2x**	**19.7x**
US Healthcare[5]			**8,368**	**8,207**	**7,997**	**150**	**435**	**741**	**(2.2%)**	**121.9%**		**5.3%**	**9.3%**						

Source: Capital IQ as of February 26, 2025

Notes:

1. Pro forma for the acquisition of Intramed Plus
2. Pro forma for sale of Community Living Business
3. Pro forma for acquisition of 75% stake in MSO Metro
4. Pro forma for acquisition of Tabula Rasa Pharmacy Assets
5. Reflects the impact of divesting certain Legacy VillageMD and Summit markets

SUPPLEMENTARY MATERIALS 23

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[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW

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3 Blazing Star DCF Valuation

Blazing Star Management Case

Key Assumptions:

- Terminal year assumptions
  - Capital expenditures equal to 2029E
  - Depreciation equal to capital expenditures in terminal year
  - Δ in NWC calculated as 2029E % change in revenue and assumed 1.5% revenue growth

Unlevered Free Cash Flow Build

$MM, unless otherwise stated

	Q2 - Q4 2025E 8/31/2025	2026E 8/31/2026	2027E 8/31/2027	2028E 8/31/2028	2029E 8/31/2029	Terminal Year
Revenue	**115,146**	**149,874**	**155,917**	**161,197**	**166,548**	**166,548**
% Growth		*(3.0)%*	*4.0%*	*3.4%*	*3.3%*	
Consolidated Adj. EBITDA (1)	**2,750**	**3,763**	**4,136**	**4,442**	**4,696**	**4,696**
% EBITDA Margin	*2.4%*	*2.5%*	*2.7%*	*2.8%*	*2.8%*	*2.8%*
(-) Depreciation	(1,116)	(1,560)	(1,569)	(1,591)	(1,612)	(1,176)
(-) Stock-Based Compensation	(144)	(259)	(274)	(286)	(297)	(297)
(-) Non-GAAP Cash Expenses (2)	(264)	(215)	(163)	(125)	(114)	(114)
Adj. EBITA, excl. Non-GAAP Expenses	**1,226**	**1,728**	**2,130**	**2,441**	**2,672**	**3,108**
(-) Cash Taxes	(259)	(327)	(481)	(552)	(604)	(703)
% Tax Rate	*21.1%*	*18.9%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*
NOPAT	**967**	**1,402**	**1,648**	**1,889**	**2,068**	**2,406**
(+) Depreciation	1,116	1,560	1,569	1,591	1,612	1,176
(-) Capital Expenditures	(859)	(1,163)	(1,210)	(1,172)	(1,176)	(1,176)
(+) (Increase) / Decrease in NWC	1,727	527	194	(54)	(30)	(14)
[***]						
[***]						
(+) After-Tax Non-Dark Rent ROU Lease Assets	(33)	(33)	(18)	--	--	--
(+) After-Tax Legal Settlements (excl. Opioids and Everly)	(173)	(20)	(19)	--	--	--
[***]						
(-) UK Pension Contribution	--	(437)	--	--	--	--
(-) Other (3)	141	(109)	(57)	--	--	--
Unlevered Free Cash Flow	**3,174**	**1,862**	**1,876**	**2,179**	**2,399**	**2,317**

Source: Blazing Star Management

Notes:
1. Adj. EBITDA assumes 100% ownership of VMD Markets, Summit and CityMD given default under VillageMD's Secured Loan from Blazing Star and subsequent forbearance agreement.
2. Includes Legal, Severance, Consultant, Transformational Cost Management, Acquisition, Impairment and Other costs
3. Includes VFP mark to market, other treasury and affiliate cash flows, lease buyout, anti-dilutive stock repurchases, financing cash flows from finance leases, and FX

SUPPLEMENTARY MATERIALS 25

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[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. PRELIMINARY – SUBJECT TO CHANGE AND REVIEW 3 Blazing Star DCF Valuation (Cont’d) Blazing Star Management Case Key Assumptions: Implied Share Price $MM, unless otherwise stated • 4.75-year DCF using mid-year discounting convention LTM EBITDA Exit Multiple 5.0x 6.0x 7.0x Discount Rate 9.0% 9.6% 10.3% 9.0% 9.6% 10.3% 9.0% 9.6% 10.3% • February 28, 2025 valuation date Aggregate Value Calculation – Free cash flow and terminal PV of Unlevered Free Cash Flow 9,774 9,674 9,576 9,774 9,674 9,576 9,774 9,674 9,576 value discounted back to February 28, 2025 Terminal Value 23,479 23,479 23,479 28,175 28,175 28,175 32,870 32,870 32,870 PV of Terminal Value 15,924 15,515 15,119 19,109 18,618 18,143 22,294 21,721 21,166 • Illustrative WACC range of 9.0% - 10.3% based on CAPM Aggregate Value 25,698 25,189 24,694 28,883 28,292 27,718 32,068 31,395 30,742 methodology % Value in Terminal Value 62.0% 61.6% 61.2% 66.2% 65.8% 65.5% 69.5% 69.2% 68.9% • Assumes terminal multiples of % Implied Perpetuity Growth Rate (1.2%) (0.6%) (0.1%) 0.4% 0.9% 1.5% 1.5% 2.1% 2.7% 5.0-7.0 LTM AV / EBITDA (-) Gross Debt (9,056) (9,056) (9,056) (9,056) (9,056) (9,056) (9,056) (9,056) (9,056) • Terminal year assumptions (+) Cash and Cash Equivalents 1,740 1,740 1,740 1,740 1,740 1,740 1,740 1,740 1,740 – Capital expenditures equal to (-) Net Debt (7,316) (7,316) (7,316) (7,316) (7,316) (7,316) (7,316) (7,316) (7,316) 2029E (-) Working Capital Normalization (709) (709) (709) (709) (709) (709) (709) (709) (709) – Depreciation equal to capital (-) Opioid Liability (3,874) (3,874) (3,874) (3,874) (3,874) (3,874) (3,874) (3,874) (3,874) expenditures in terminal year (-) Dark Rent (2,543) (2,543) (2,543) (2,543) (2,543) (2,543) (2,543) (2,543) (2,543) – Δ in NWC calculated as 2029E (-) After-Tax Everly Settlement (469) (469) (469) (469) (469) (469) (469) (469) (469) % change in revenue and [***] assumed 1.5% revenue growth (+) Other Investments 416 416 416 416 416 416 416 416 416 Equity Value 11,410 10,900 10,406 14,595 14,003 13,430 17,779 17,106 16,453 FDSO 889.1 889.1 889.1 889.1 889.1 889.1 889.1 889.1 889.1 Implied Share Price $12.83 $12.26 $11.70 $16.41 $15.75 $15.10 $20.00 $19.24 $18.51 AV Implied Metrics AV / 2025E Consolidated Adj. EBITDA ($3,710MM) 6.9x 6.8x 6.7x 7.8x 7.6x 7.5x 8.6x 8.5x 8.3x AV / 2026E Consolidated Adj. EBITDA ($3,763MM) 6.8x 6.7x 6.6x 7.7x 7.5x 7.4x 8.5x 8.3x 8.2x Source: Blazing Star Management As Presented on Valuation Summary SUPPLEMENTARY MATERIALS 26 STRICTLY PRIVATE AND CONFIDENTIAL

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3 Blazing Star Weighted Average Cost of Capital

CAPM Methodology

Key Assumptions

- Risk Free Rate: 4.5% based on 10-year U.S. Treasury
  - As of Unaffected Date of February 14, 2025
- Market Risk Premium: 6.0% based on Morgan Stanley Estimated Market Risk Premium
- Beta: 1.30 based on Long-Term Predicted Beta per Barra
  - As of Unaffected Date of February 14, 2025
- Cost of Debt: 6.6% based on Blazing Star current weighted average (2)
- Tax Rate: 22.6% based on Blazing Star management estimates
- Capital Structure: 3-year average of Blazing Star's debt / total capitalization (2)
  - 3-year average consistent with management's stated priority to delever, analyst expectations and embedded potential to delever using proceeds from non-core assets / businesses

Weighted Average Cost of Capital

		WACC Calculation		
Assumption	**Notes**	**Base**	**Low**	**High**
Market Risk Premium (MRP)	Morgan Stanley Estimated Market Risk Premium	6.0%	6.0%	6.0%
Risk Free Rate (R_f)	Spot Rate 10-year U.S. Treasury	4.5%	4.5%	4.5%
Predicted Beta	Long-Term Predicted Beta per Barra	1.30	1.30	1.30
Sensitivity Adjustment	+/- 1.0% from base		(1.0%)	1.0%
Cost of Equity (K_E)	**Calculated using the Capital Asset Pricing Model**	**12.3%**	**11.3%**	**13.3%**
Pre-tax Cost of Debt (K_D)	Weighted Average Cost of Debt (1)	6.6%	6.6%	6.6%
Tax Rate (t)	Tax Rate per Blazing Star Mgmt	22.6%	22.6%	22.6%
Post-tax Cost of Debt (K_D)		**5.1%**	**5.1%**	**5.1%**
Debt / Total Capitalization (2)	3Y Average Blazing Star Debt / Total Capitalization	36.8%	36.8%	36.8%
Weighted Average Cost of Capital (WACC)	**KE * E/(D+E) + KD * (1-t) * D/(D+E)**	**9.6%**	**9.0%**	**10.3%**

Source: Capital IQ, Company Filings, Blazing Star Management

Notes:
1. Weighted average cost of debt calculated based on current yields per Bloomberg as of 2/18/2025
2. Total debt excludes operating leases. Balance sheet per Blazing Star filings.

SUPPLEMENTARY MATERIALS 27

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5a Summary of Select Sellside Analyst Perspectives [1]

Methodology	Broker (Redacted)	Broker	Date	Rating	Disclosed Valuation Details	Price Target	Premium / (Discount) to Current	Referenced Public Companies
Discounted Cash Flow (DCF)	Broker 1	Cowen	1/30/2025	Buy	5-year DCF, 10% WACC	$15.00	35.9%	CVS
Sum of the Parts	Broker 2	DB	2/28/2025	Sell	6.0x US Retail, 7.0x Boots, 6.0x CityMD / Summit, 0.0x VillageMD, 15.0x CareCentrix, 16.0x Shields (FY2025 EBITDA basis)	$9.00	(18.5%)	CVS [3]
Multiples	Broker 3	JPM	1/27/2025	Buy	10.0x CY2026 EPS	$15.00	35.9%	CVS
	Broker 4	RBC	1/14/2025	Buy	7.5x CY2025 adj. EPS	$12.00	8.7%	CVS [3]
	Broker 5	Truist	1/31/2025	Hold	~7.7x FY2026 adj. cash EPS	$12.00	8.7%	N/A
	Broker 6	Leerink	2/11/2025	Hold	~7x CY2025 EPS	$11.50	4.2%	CVS, CAH, COR, MCK, CI, CNC, ELV, HUM, UNH, DGX, LH, HCA, COST, KR, TGT, WMT [3]
	Broker 7	UBS	1/29/2025	Hold	5.0x AV / NTM EBITDA	$11.00	(0.4%)	CVS [3]
	Broker 8	Jefferies	1/13/2025	Hold	9.5x FY2026 EPS [2]	$11.00	(0.4%)	CVS, LDG, MHS, WMT, KR, SVU, PJC [3]
	Broker 9	HSBC	1/13/2025	Sell	3.3x AV / FY2025 EBITDA	$10.00	(9.4%)	CVS
	Broker 10	BofA	1/30/2025	Sell	6.0x CY2025 EPS	$8.50	(23.0%)	CVS, DG, DLTR [3]
	Broker 11	MS	1/31/2025	Sell	5.0x CY2025 EPS	$7.00	(36.6%)	CVS [3]
	Broker 12	Argus	1/31/2025	Hold	8.0x FY2029 EPS, 10% Discount Rate	-	N/A	COST, TGT, KR, SYY, STZ, DG, BJ
Multiples & Discounted Cash Flow (DCF)	Broker 13	Evercore	1/10/2025	Hold	Mix of DCF and Relative Analysis (Multiples)	$9.00	(18.5%)	ABC, CAH, CVS, MCK
					Median	$11.00	(0.4%)	
					Average	$10.92	(1.1%)	
					Low	$7.00	(36.6%)	
					High	$15.00	35.9%	

Sources: Capital IQ as of February 26, 2025, Broker Reports

Notes:
1. Excludes Cleveland Research, Mizuho, Nephron, Raymond James, Morningstar and Wolfe
2. EPS multiple excludes Cencora
3. Peer set as of initiation report

As Presented on Valuation Summary

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Selected Multi-Site Provider Precedent Transactions

Sorted By

Ann. Date	Acquiror	Target	AV ($MM)	AV / LTM EBITDA
Nov-24	Astrana Health	Assets of Prospect Health System	745	9.2x (1)
Jun-23	UnitedHealth	Amedisys	3,730	14.7x
Jul-21	Cano Health	Doctor's Medical Center	300	13.6x
Jun-21	Cano Health	University Health Center	600	16.2x
Apr-22	CD&R	Kindred at Home	3,400	12.0x
Mar-22	UnitedHealth	LHC Group	6,021	22.7x
Apr-21	Humana	Kindred Healthcare	8,200	12.7x
Feb-21	BrightSpring	Abode Healthcare	775	15.5x (2)
Nov-20	Providence Service Corporation	Simplura Health Group	575	11.6x
Oct-20	Thomas H Lee	Care Hospice	750	15.0x (2)
Oct-20	HIG Capital	St. Croix Hospice	580	15.5x (3)
Sep-20	Vistria / Centerbridge	Help at Home	1,400	12.2x (3)
Jan-20	TPG (Minority Stake)	Kelsey-Seybold	1,200	12.0x
Oct-19	Towerbrook / Ascension	Compassus	1,000	11.8x (3)
Feb-19	Amedisys	Compassionate Care Hospice Group	340	12.6x
Jun-18	KKR	Envision Healthcare Corporation	9,848	10.9x
Jul-18	Kindred Healthcare	CURO Health Services	1,400	12.7x
Apr-18	LHC Group	Almost Family	993	16.0x
Dec-17	Optum	DaVita Medical Group	4,300	12.3x
Aug-17	Ares	Dupage Medical Group	1,450	11.7x
Jan-17	Optum	Surgical Care Affiliates	3,407	16.9x
Oct-14	Kindred Healthcare	Gentiva Health Services	1,806	11.1x
Sep-13	Gentiva Health Services	Harden Healthcare Holdings	409	11.1x

	AV ($MM)	AV / LTM EBITDA
Median	**1,200**	**12.6x**
Mean	**2,314**	**13.5x**
25th Percentile	**673**	**11.7x**
75th Percentile	**3,404**	**15.2x**

Source: Company filings and press releases

Notes:
1. Represents multiple based on CY'24E EBITDA of $81MM per press release
2. Based on purchase price and EBITDA per PE Hub
3. Based on the midpoint of EBITDA provided by PE Hub

SUPPLEMENTARY MATERIALS 33

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[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW

Morgan Stanley

Blazing Star Capitalization Table

Market Data as of Unaffected Date of February 14, 2025

- Blazing Star basic share count and dilutive securities detail as provided by Blazing Star Management as of February 16, 2025
- Dilution associated with stock options calculated based on treasury stock method for closing price as of February 14, 2025
- Total debt and cash information as of November 30, 2024, per Blazing Star Q1'25 10-Q filing and latest public filings

Blazing Star Fully Diluted Shares Outstanding and Equity to Aggregate Value Bridge

FDSO Build			Inside View
Share Price as of Unaffected Date of February 14, 2025			$9.70
Basic Shares Outstanding			864.2
(+) Dilution			25.0
Fully Diluted Shares Outstanding			**889.1**
Dilutive Securities			
Dilution per Treasury Stock Method	**Weighted Avg. Exercise Price**	**Amount Outstanding**	**Dilutive Effect**
Performance-Based Stock Units	--	17.6	17.6
Restrictured Stock Units	--	7.4	25.0
Stock Options	$61.4	10.7	--
Total Dilution			**25.0**
Aggregate Value Walk			
Share Price as of Unaffected Date of February 14, 2025			$9.70
FDSO			889.1
Equity Value			**8,624**
(+) Gross Debt			9,056
(-) Cash and Cash Equivalents[1]			(1,740)
(+) Net Debt			7,316
(+) Working Capital Norrmalization			709
(+) Opioid Liability[2]			3,874
(+) Dark Rent[3]			2,543
(+) After-Tax Everly Settlement[4]			469
(+) Pension Liability			448
(-) Cencora Investment			(593)
[***]			
(-) Other Investments			(416)
Total Bridging Items			**14,144**
Aggregate Value			**22,769**

Source: Capital IQ as of February 14, 2025, Company Filings, Blazing Star Management

Notes:
1. Total cash and cash equivalents includes $295MM of Cencora monetization and $254MM of proceeds from sale of Brightspring per Blazing Star management
2. See page 35 for detail
3. See page 36 for detail
4. Tax affected per management provided FY2025E adjusted effective tax rate of 21.1%.

SUPPLEMENTARY MATERIALS 34

STRICTLY PRIVATE AND CONFIDENTIAL

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW

Morgan Stanley

Blazing Star Opioid Liability Payment Schedule

Per Blazing Star Management [1]

	Opioid Liability Payment Schedule															
Fiscal Year Ending August 31	**2025E**	**2026E**	**2027E**	**2028E**	**2029E**	**2030E**	**2031E**	**2032E**	**2033E**	**2034E**	**2035E**	**2036E**	**2037E**	**2038E**	**2039E**	**2040E**
Multi-State	340	348	348	351	334	344	344	344	344	344	344	344	337	–	–	–
Other	285	238	202	217	197	177	161	95	93	93	93	98	98	59	44	9
Total Opioid Payments	**625**	**586**	**551**	**567**	**531**	**522**	**506**	**440**	**438**	**438**	**438**	**443**	**435**	**59**	**44**	**9**
(-) Non-Tax Deductible Payments	(217)	(179)	(179)	(182)	(151)	(30)	(34)	(1)	(1)	(1)	(1)	(2)	(2)	(2)	(2)	(2)
Tax-Deductible Payments	**409**	**407**	**372**	**385**	**380**	**491**	**472**	**439**	**437**	**437**	**437**	**441**	**433**	**57**	**42**	**7**
(-) Taxes	(86)	(77)	(84)	(87)	(86)	(111)	(107)	(99)	(99)	(99)	(99)	(100)	(98)	(13)	(10)	(2)
% Effective Tax Rate	*21.1%*	*18.9%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*	*22.6%*
(+) Non-Tax Deductible Payments	217	179	179	182	151	30	34	1	1	1	1	2	2	2	2	2
After-Tax Opioid Payments	**539**	**509**	**466**	**480**	**445**	**411**	**399**	**340**	**339**	**339**	**339**	**343**	**337**	**46**	**35**	**7**
Total Present Value of Opioid Cash Flows [2]	**3,874**															

Source: Blazing Star Management

Notes:
1. Per payment schedule provided on 2/17/2025
2. Assumes valuation date of 2/28/2025; Discount rate of 6.6% per weighted average cost of debt used in WACC calculation

SUPPLEMENTARY MATERIALS 35

STRICTLY PRIVATE AND CONFIDENTIAL

PRELIMINARY – SUBJECT TO CHANGE AND REVIEW Blazing Star Dark Rent Liability Payment Schedule (1) Per Blazing Star Management Dark Rent Payment Schedule Fiscal Year Ending August 31 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E Dark Rent Payments 411 417 457 426 334 312 358 318 278 239 199 159 119 80 40 – (2) 2 (24) (42) (65) (83) (60) – – – – – – – – – – (+) Lease Buyback Adjustment (-) Taxes (87) (79) (103) (96) (75) (71) (81) (72) (63) (54) (45) (36) (27) (18) (9) – % Effective Tax Rate 21.1% 18.9% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% 22.6% Dark Rent Payments, After-Tax 323 362 396 395 341 302 277 246 215 185 154 123 92 62 31 – (3) Total Present Value of Opioid Cash Flows 2,543 Source: Blazing Star Management Notes: 1. Per payment schedule provided on 2/17/2025 2. Adjustments represent revised sub-lease projection per management 3. Assumes valuation date of 2/28/2025; Discount rate of 6.6% per weighted average cost of debt used in WACC calculation SUPPLEMENTARY MATERIALS 36 STRICTLY PRIVATE AND CONFIDENTIAL

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